Exhibit 99.1

For Immediate Release	Contact:	Melissa Andrews, ScanSource, Inc.
July 1, 2019		864.286.4425
		melissa.andrews@scansource.com

ScanSource Enables Partners to Grow Recurring Revenue with intY’s

Innovative Cloud Platform, CASCADE

CASCADE’s Partner Insights™ tool helps sell, track, and renew seats and subscriptions critical to success in the digital world

GREENVILLE, SC – ScanSource, Inc. (NASDAQ: SCSC) today announced the acquisition of intY and its award-winning CASCADE cloud services distribution platform. As an additional element of the Company’s cloud and digital strategy, intY’s CASCADE solution provides ScanSource partners with another route to market to enable key strategic cloud services, including Microsoft, Symantec, and Acronis.

With CASCADE, ScanSource acquires a strategic cloud platform that gives sales partners market-leading capabilities to aid in the growth of their recurring revenue practices. ScanSource is creating additional value for sales partners – whether they are launching a cloud practice or seeking new ways to maximize revenues from existing or net-new subscriptions. CASCADE takes the friction out of acquiring, provisioning and managing XaaS offerings.

In addition, through CASCADE’s Partner Insights™ tool, partners have access to unmatched capabilities to build their recurring revenue business with:

•	Fast software provisioning

•	Key data analytics and insights for added customer value

•	Seat and subscription management

•	Easy billing and support

•	Centrally managed licenses

•	Recommendations on upgrade opportunities and lead generation

The combination of ScanSource’s scale, the depth of supplier relationships through ScanSource’s 2016 acquisition of Intelisys, and intY’s CASCADE technology and data insights provides partners in the US, UK, Europe, and Brazil with unmatched capabilities to build their recurring revenue business. ScanSource intends to invest in language options for CASCADE, beginning with Portuguese, to strengthen ScanSource’s international partners and their effort to grow their cloud services business.

“CASCADE serves as the next piece in our continuing digital strategy and provides partners with critical capabilities, including software provisioning, data analytics, seat management, billing and support, so partners can sell more strategic cloud solutions and build strong recurring revenue practices,” said Mike Baur, Chairman and CEO of ScanSource.

“At a time when partners want to deliver increased value, intY’s award-winning CASCADE platform and Partner Insights™, along with the depth of the ScanSource and Intelisys portfolios, provide the market with a very compelling solution provider,” said Craig Joseph, CEO, intY.

“ScanSource’s ability to scale, along with the speed of intY’s CASCADE platform, is going to be a great combination for the continued growth of Microsoft cloud services,” said Gavriella Schuster, Corporate Vice President, One Commercial Partner, Microsoft. “With the many routes to market that ScanSource provides, and the expertise of intY and its platform, this will be a tremendous opportunity for customers, partners and Microsoft.”

Founded in 1997 and based in Bristol, UK, intY has 65 employees. intY CEO, Craig Joseph, and the intY team, join the more than 2,700 ScanSource employees. The acquisition closed on July 1, 2019, and the terms of the agreement were not disclosed. ScanSource expects the acquisition to be immaterial to consolidated sales and profitability in fiscal year 2020.

For more information about the CASCADE cloud services distribution platform and Partner Insights™, please click here. For a full quote bank, please see page three.

Safe Harbor Statement

This press release includes forward-looking statements, including statements regarding intY’s expected impact on ScanSource’s offerings, consolidated sales, and profitability. Actual results may differ materially from those suggested by these statements for a range of reasons, including changes in pricing and costs for intY’s services, the loss of customers, competitive responses and difficulties in integrating intY’s business into the Company’s business. For additional factors, see the Company’s Form 10-K for the year ended June 30, 2018, and its subsequent Form 10-Qs, all as filed with the SEC. The Company disclaims any obligation to update forward-looking statements other than as required by law.

About intY

intY is an award-winning pioneer for the distribution of cloud services from the biggest cloud software vendors in the world, including Microsoft, Acronis and Symantec. CASCADE, intY’s self-service portal and the original Cloud Marketplace, enables partners to seamlessly order and manage cloud services for their clients 24/7. The platform and proposition is unique, in that it allows resellers of any kind whether they are proficient in IT Sales and Support or not, to service their existing client base. intY is globally recognized for leading the way in cloud distribution and supporting partners in maximizing the opportunity in their chosen industry. This is all underpinned by intY’s phenomenal people and exceptional multi-vendor support. For more information, visit www.inty.com.

About ScanSource

ScanSource, Inc. (NASDAQ: SCSC) is a leading global provider of technology products and solutions, focusing on point-of-sale (POS), payments, barcode, physical security, unified communications and collaboration, cloud and telecom services. ScanSource’s teams provide value-added solutions and operate from two segments, Worldwide Barcode, Networking & Security, which includes POS Portal, and Worldwide Communications & Services, which includes Intelisys and Canpango. ScanSource is committed to helping its customers choose, configure and deliver the industry’s best solutions across almost every vertical market in North America, Latin America and Europe. Founded in 1992 and headquartered in Greenville, South Carolina, ScanSource was named one of the 2019 Best Places to Work in South Carolina and on FORTUNE magazine’s 2019 List of World’s Most Admired Companies. ScanSource ranks #643 on the Fortune 1000. For more information, visit www.scansource.com.

Full Quote Bank

“CASCADE serves as the next piece in our continuing digital strategy and provides partners with critical capabilities, including software provisioning, data analytics, seat management, billing and support, so partners can sell more strategic cloud solutions and build strong recurring revenue practices.”

Mike Baur, Chairman and CEO, ScanSource

“At a time when partners want to deliver increased value, intY’s award-winning CASCADE platform and Partner Insights™, along with the depth of the ScanSource and Intelisys portfolios, provide the market with a very compelling solution provider. In recent years intY has gone from strength to strength thanks to the hard work and dedication of the entire team. ScanSource also has a people first culture and it is exciting to become part of a company that shares similar values. On behalf of the intY Senior Leadership team, I am pleased to be part of this acquisition which we believe maximizes our value in the cloud distribution market. We look forward to the continued growth and resulting successes that lie ahead for our employees, partners and vendors.”

Craig Joseph, CEO, intY

“The combination of ScanSource and their ability to scale, along with the speed of intY’s CASCADE platform, is going to be a great combination for the continued growth of Microsoft cloud services. With the many routes to market that ScanSource provides, and the expertise of intY and its platform, this will be a tremendous opportunity for customers, partners and Microsoft.”

Gavriella Schuster, Corporate Vice President, One Commercial Partner, Microsoft

“We have been committed to delivering innovative cloud solutions and services to our customers since our inception. As a longstanding Intelisys Sales Partner, we see ScanSource’s acquisition of intY as another way for us to enhance our level of service and deliver even better insights to our customers.”

Jim Suss, President, LAM Technology, LLC